Exhibit 10.16

Agreement for B Corporation Certification

Introduction

This agreement (the “Agreement”), dated as of 22-Mar-21 (the “Effective Date”), is between Sezzle, Inc., (the “Company”) and B Lab Company, a Pennsylvania nonprofit corporation exempt from federal income tax pursuant to Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (“B Lab”).

The purpose of this Agreement is to establish (1) the terms by which B Lab will certify the Company as a Certified B Corporation™, a certification of a company’s overall social and environmental performance, public transparency, and legal accountability, (2) the terms under which that certification will continue, (3) the obligations of the Company as a Certified B Corporation™, and (4) the rights of the Company to use certain intellectual property of B Lab.

Requirements for Certification

All submissions for B Corporation™ Certification will be reviewed by B Lab (for an overview of the certification process, please see Appendix A). In order to be certified as a Certified B Corporation™, the Company must meet the following requirements:

1.	Performance Standards.

a.	Submit completed B Impact Assessment, including the Disclosure Questionnaire, for review and earn a reviewed score of at least 80 points (out of 200).

b.	Attach all required documentation to complete their B Impact Assessment™ submission.

c.	Submit to a “Site Review” of the company’s B Impact Assessment if selected, as provided for in Section 2 of Appendix A.

d.	With respect to re-certification:

i.	The Company agrees that it shall participate fully in the re-certification process and if it fails to do so, B Lab may terminate this Agreement pursuant to Section 2 of “Term and Termination,” below.

ii.	In the event that the Company’s performance fails to meet the standards required for re- certification, the Company shall be provided with notice and a cure period during which the Company may work towards improving the Company’s performance; provided, however, if the Company’s performance remains below the threshold for re-certification, B Lab may terminate this Agreement pursuant to Section 2 of “Term and Termination,” below.

2.	Transparency Requirements.

a.	Permit B Lab to make the Company’s B Impact Report and basic Profile information available on www.bcorporation.net and B Analytics upon certification and re-certification. At any time, the company can opt out of making the following information available in the B Analytics subscription platform and on www.bcorporation.net, such as: revenue range, employee numbers, projected capital raises, and any other information that B Lab determines in its sole discretion is inappropriate for public disclosure.

b.	The Company is not required, but may elect, incremental transparency of its full Assessment on www.bcorporation.net; provided, however, that if the Company is a:

i.	subsidiary, the Company will disclose the identity of any majority owner on its B Impact Report published on www.bcorporation.net; and

ii.	wholly-owned subsidiary, a majority-owned subsidiary with a parent company that earns more than $1,000,000,000 USD in annual revenue, or a public company with more than $100,000,000 USD market capitalization, it will permit B Lab to disclose answers from its B Impact Assessment on www.bcorporation.net, other than answers deemed to be Sensitive Information, per agreement between the Company and B Lab, as described in Appendix B.

c.	The transparency requirements in this Agreement supersede any Non-Disclosure Agreements with B Lab.

3.	Legal Requirement.

a.	Unless otherwise agreed to by the Parties, the Company must meet the legal requirement as provided for in Appendix D and acknowledged by the Company on Appendix E.

b.	If the Company does not meet the above requirements, B Lab may revoke the Company's certification as provided for in this Agreement or decline to recertify the Company.

c.	In the event of a change in legal form of the Company, the Company hereby agrees that it will notify B Lab and adopt the B Corp Legal Framework or benefit corporation status, if available, and submit a copy of the Company’s amended governing documents within 90 days of such change in legal form.

4.	Declaration of Interdependence. The Company will sign the B Corporation™ Declaration of Interdependence as a symbol of its commitment to our shared collective purpose, attached Appendix F.

Intellectual Property

a.	License to the Company. B Lab hereby grants to the Company a revocable, non-exclusive license to utilize the B Lab intellectual property (the “B Lab IP”) “Certified B Corporation™,” “B Corporation™”, “B Corp™,” and the “Certified B Corporation™” logo (the “B Lab License”), only in a manner consistent with the “Brand Usage Guidelines” provided by B Lab, or as otherwise specified by B Lab, the terms of which are expressly incorporated herein by reference, for the purposes of promoting the Company as a member of the Certified B Corporation community; provided, however, in the event of termination of this Agreement pursuant to Subsection 2 of the “Term and Termination” Section of this Agreement, such B Lab License shall terminate concurrently with this Agreement.

b.	License to B Lab. The Company hereby grants to B Lab a revocable, non-exclusive license to utilize the Company’s trademark and logo for the purposes of promoting the interests of the community of B Corporations and for the purposes listed in the Introduction to this Agreement.

License Fee

1.	License Fee. The Company shall pay B Lab an annual license fee (the “License Fee”) to be determined based upon the Company’s revenue, which shall be disclosed to B Lab annually, and based upon the following tiered structure:

Annual Sales	Annual License Fee
$0-<$150,000	$1,000
$150,000 - $499,999	$1,100
$500,000 - $699,999	$1,200
$700,000 - $999,999	$1,300
$1 MM - <$1.4 MM	$1,400
$1.5 MM - <$1.9 MM	$1,600
$2 MM - <$2.9 MM	$1,800
$3 MM - $4.9 MM	$2,000
$5 MM - $7.4 MM	$2,500
$7.5 MM - $9.9 MM	$3,750
$10 MM - $14.9 MM	$6,000
$15 MM - $19.9 MM	$8,500
$20MM - <$29.9 MM	$12,000
$30 MM - <$49.9 MM	$16,000
$50 MM - $74.9 MM	$20,000
$75 MM - $99.9 MM	$25,500
$100 MM - <$174.9 MM	$30,000
$175 MM - 249.9 MM	$35,000
$250 MM - $499.9 MM	$40,000
$500 MM - $749.9 MM	$45,000
$750MM - $999.9 MM	$50,000
$1B+	Based on size and complexity of your business**

The Company hereby acknowledges that B Lab reserves the right to change such License Fee structure in its sole discretion and that such change will be reflected on the Company’s next invoice from B Lab. Unless the License Fee has been previously paid by the Company, the Company will receive an invoice for the initial License Fee (and any other fees due under this Agreement) from B Lab within thirty (30) days of the Effective Date of this Agreement.

2.	Global Partner Invoicing. If the Company is located outside of the United States or Canada in the territory of a B Lab Global Partner, the Company will receive an invoice directly from the Global Partner for the License Fee, with such License Fee displayed in the local currency. Company hereby acknowledges that the Global Partner reserves the right to change its fee structure in its sole discretion, which may be disclosed on the Global Partner’s website, and that any change to the License Fee will be reflected on the Company’s next invoice from B Lab. The Global Partner websites can be found at: https://bcorporation.net/about-b-lab/global-partners.

3.	Additional Fees for Related Entities. For companies certifying with related entities (subsidiaries, parent companies, franchisees, franchisors, or affiliated entities with the same name) or multiple assessments, please see Appendix B.

Term and Termination.

1.	Term of Certification, Recertification. Upon meeting the requirements described in “Requirements for Certification” above (other than the Legal Requirement), the Company will be certified as a B Corporation™ for a three (3) year period, subject to the provisions regarding: (a) the provisions regarding a “Change of Control” in section 3, below; (b) revocation of certification, as provided for in Appendix A.1; or (c) a related entity required for certification has not been certified, as provided for in Appendix B.2. In order to maintain certification, the Company must be recertified once every three (3) years. Company hereby acknowledges that it understands that it must meet the Performance Standards in Section 1 of “Certification Requirements” every three (3) years in order to maintain certification.

2.	Termination. Acceptance into and continued participation in the B Corp Community is at the sole discretion of B Lab, including without limitation, the discretion to revoke a certification, as described further in part on Appendix B. B Lab reserves the right to terminate this Agreement at any time and for any reason, including the failure to pay any fee owed under this Agreement.

3.	Change of Control. Notwithstanding the above, in the event of a change of control of the Company, or an initial public offering of its securities (an “IPO”):

a.	The Company is required to: (1) commit to recertify within ninety (90) days of the effective date of the change of control or IPO (the “Change of Control or IPO Effective Date”); and (2) recertify within one (1) year of the Change of Control or IPO Effective Date.

b.	If the Company is a subsidiary and there is a change in control or IPO as to the parent of the Company (the “Parent”), the Company will work with the Parent to secure, within ninety (90) days of the change of control or IPO (the “Parent Commitment Period”), such Parent’s commitment to proceeding with certification within one (1) year of the Change of Control or IPO Effective Date.

i.	If the Parent commits to certify within the Parent Commitment Period but does not certify within one (1) year of the Change of Control or IPO Effective Date, the Company is required to recertify within two (2) years of the Change of Control or IPO Effective Date.

ii.	If the Parent does not commit to certify within the Parent Commitment Period, the Company is required to commit to certify within ninety (90) days of the passage of the Parent Commitment Period and is required to recertify within one (1) year of the Change of Control or IPO Effective Date.

c.	If the Company has over $1,000,000,000 in revenue or has worked with B Lab prior to the execution of this Agreement in a “Large Enterprise” approach, the Company is required to commit to recertify within six (6) months of the effective date of the change of control or IPO; and (2) recertify upon the earlier of the second anniversary of the Change of Control or IPO Effective Date or the third anniversary of the Effective Date of this Agreement.

For the purposes of this Agreement, a “change of control” shall be deemed to have occurred if any person or entity that did not own a majority of the shares or control of the Company at the time this Agreement was entered into does own such a majority, whether as a result of a merger or otherwise.

Other Terms.

1.	Appendix C. The Company hereby acknowledges and agrees that the terms of Appendix C to this Agreement, including, but not limited to, indemnification, limitations on liabilities, warranties, governing law, and jurisdiction are expressly incorporated herein and shall survive the termination of this Agreement.

2.	Miscellaneous. This Agreement, including all Appendices, constitutes a fully integrated agreement that supersedes any and all prior agreements between B Lab and the Company concerning certification. The invalidity of any part of this Agreement shall not impair or affect the validity or enforceability of the rest of this Agreement, which shall remain in full force and effect. Any provision found to be invalid shall be more narrowly construed so that it becomes legal and enforceable. The headings used in this document are for ease of reference only and shall not in any way be construed to limit or alter the meaning of any provision. Any rule that ambiguities are construed or interpreted against the drafter of a document, or against the party for whose benefit the document is made, shall not apply. As used in this Agreement, the plural shall include the singular and the singular shall include the plural whenever appropriate. B Lab reserves the right to assign and/or delegate any of its rights and/or obligations in its sole discretion, including, and without limitation, the right to subcontract the performance of any services associated with certification. Company may not assign and/or delegate any of the rights and/or obligations under this Agreement.

Commitment

By signing below, I agree to the above terms.

Director/Officer	Director/Officer

Sezzle, Inc.
Company	B Lab Company

22-Mar-21	22-Mar-21
Date	Date

Appendix A

Footnotes to Agreement for B Corporation Certification

1.	Complaints Procedure, Disclosure Questionnaire, and Background Check

Maintaining the credibility and rigor of the B Corp Certification is paramount to B Lab. This effort includes verifying assessment responses through our documentation process, conducting Site Reviews for 10% of the recertifying/renewing B Corp Community every year, requiring completion of the Disclosure Questionnaire, completing a background check on the Company and senior management, and investigating specific, credible, material complaints of wrongdoing from the public.

B Lab has sole discretion over initial certification, continuing certification and recertification, and B Lab takes complaints from the community very seriously. There are typically two types of complaints that B Lab reviews:

●	Complaints alleging intentional misrepresentation of a social or environmental practice as reported in the B Impact Assessment.

●	Material, credible, and specific allegations that indicates a breach of our community's principles of transparency and accountability or the core values as expressed in the B Corporation Declaration of Interdependence.

In addition, B Lab may also review, at its sole discretion, any issue reported on the Disclosure Questionnaire or uncovered as part of the background check, received as a complaint or otherwise. If such issue is deemed material by B Lab, an investigation of the issue is conducted by B Lab Staff, and the results of the investigation are presented to B Lab's Standards Advisory Council (the "SAC"). The SAC is an independent governing body that oversees the performance standards of the B Corp certification. Material complaints and issues are typically resolved in the following four ways:

●	Certification upheld

●	Certification is upheld, with disclosure made transparent on the B Corp public profile

●	Probation with required, specific remedies

●	Certification revoked

The resolution of the complaint may be appealed by the Company directly to B Lab's Board of Directors. The resolution of such appeal by the Board of Directors is binding, and in its sole discretion. By executing this agreement, the Company agrees not to bring or make any claim or legal proceeding against any member of the Board of Directors in connection with any such appeal. The foregoing procedures may be changed by B lab at any time. Whether or not the foregoing procedures are followed, decisions with respect to granting certification or recertification, or decertification, are solely at the discretion of B Lab and as stated in Section 2 of “Term and Termination,” of this Agreement, B Lab reserves the right to terminate this Agreement at any time.

2.	Site Review Process

To maintain the credibility of B Corporation certification, in addition to the documentation and phone reviews required for 100% of the companies seeking certification, 10% of all recertifying B Corporations reviewed annually undergo a more in-depth review of their assessment responses and certification, as well as a possible visit onsite by B Lab, every year. This means that in every three-year certification term, Certified B Corporations have a one in five chance of being chosen to participate in this process. In the case of wholly-owned subsidiaries, publicly traded companies, companies with revenue in excess of $1 billion, and companies whose majority ownership is held by publicly traded companies with a market cap of $100,000,000 USDor whose parent company has revenue in excess of $1 billion USD or a market cap of $100,000,000 USD, the expense of a Site Review is the obligation of the Company due upon presentation of an itemized invoice.

B Lab also conducts mandatory Site Reviews during each certification term for: wholly owned subsidiaries, publicly traded companies, companies with revenue in excess of $1 billion, and companies whose majority ownership is held by publicly traded companies or whose parent company has revenue in excess of $1 billion, during each certification term at B Lab’s discretion, and at the Company’s expense (typically $2,500-$5,000, plus out-of-pocket expenses). B Lab’s goal for the Site Review Process is to review the accuracy of the Company's responses on the B Impact Assessment, and will generally involve additional documentation, interviews with senior management and employees, and a brief facilities tour.

The Site Review process typically results in a score adjustment. If the adjusted score falls below the minimum 80 required for certification, B Lab provides a 90-day cure period along with score improvement recommendations. If this process reveals that a company has materially misrepresented aspects of their business, the company’s B Corporation certification will be revoked. B Lab reserves the right to change any aspect of this process from time to time.

Appendix B

Guidelines for Companies with Related Entities

1. Verification fee. For companies <$1B in revenue whose certifications warrant more than one assessment for review, the Company will pay B Lab a verification fee for each additional assessment at initial certification and recertification based on the following fee structure:

Annual Sales of additional Assessment (USD) Verification fee (USD)

<$50 MM $500

<$100 MM $1,000

<$500 MM $2,500

>$500 MM $5,000

Verification fees for companies >$1B in revenue whose certifications warrant more than one assessment for review will be determined by B Lab. B Lab reserves the right to change the verification fee in its sole discretion.

2. Material Progress Terms. In order for subsidiaries with the same name as the parent to recertify, the parent company must make “material progress” towards Certification, including:

●	Publicly declaring its intent to certify and being transparent on the parent company’s website regarding its progress within four years of the initial Certification date of the first subsidiary with the same name.

●	Making material progress towards Certification of the parent company every two years following the initial certification date of the first subsidiary with the same name, including, but not limited to:

○	Completing the scoping process with B Lab to determine the path to Certification

○	Meeting the legal requirement for the parent company

○	Completing the Disclosure Questionnaire/Background Check process with B Lab

○	Completing the B Impact Assessment(s) for the whole company

○	Improving the company’s score by 10% or more

○	Certifying a material subsidiary

○	Other pre-approved material progress

○	Participation in a B Lab Program promoting the benefits of certification, including the B Movement Builders program.

If the parent company does not meet the above requirements in said timeframe, B Lab may revoke certification for the parent company’s subsidiary/ies with the same name.

In the event of a change of control (see definition in Section 3 of “Term and Termination”), companies subject to the Material Progress rule must make a commitment to comply with Material Progress Terms within six months of the change of control, and have made progress or meet the above terms within two years.

3. Related entities with the same name. All subsidiaries with the same name as their parent where their parent is not yet a Certified B Corporation and related entities with the same name without a common parent that are in the same distinct geographic region defined by B Lab must achieve a reviewed score of 80 or above for the company seeking certification in the region to certify and recertify.

Sensitive Information

Questions whose answers might reveal sensitive information (e.g. those questions that would benefit competitors, prejudice litigation, or create a substantial reporting burden for a publicly-traded company) must be mutually agreed upon by the Company and B Lab.

Appendix C

Additional Terms

1. Indemnification. Company agrees to indemnify and hold harmless B Lab and its officers, directors, employees, agents, representatives, affiliates, subcontractors, subsidiaries and independent contractors (B Lab and such persons, “Indemnitees”) from and against all direct and third-party claims, actions, suits, losses, costs, liabilities, judgments, damages and expenses, including reasonable attorneys’ fees, court costs, litigation expenses and related expenses (collectively, “ Claims”) arising out of or relating to (i) Company’s breach of any of the representations, warranties or obligations set forth herein, (ii) any incompleteness or inaccuracy of the information provided by Company to B Lab, (iii) Company’s use of the B Lab IP other than as set forth in the Terms, or (iv) Company’s use of, and/or reliance upon, certification under this Agreement, except to the extent such Claim was directly caused by the gross negligence or willful misconduct of B Lab. To the extent Company is required to indemnify any of the Indemnitees, Indemnitees shall not enter into any settlement without obtaining Company’s prior written consent, not to be unreasonably withheld.

2. DISCLAIMER OF WARRANTIES. B LAB MAKES NO (AND HEREBY DISCLAIMS, TO THE GREATEST EXTENT ALLOWED BY LAW, ANY AND ALL) WARRANTIES, REPRESENTATIONS, AND CONDITIONS, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTIES OF ACCURACY, COMPLETENESS, TITLE, AGAINST INFRINGEMENT, WITH RESPECT TO THE B IMPACT ASSESSMENT, THE CERTIFICATION REVIEW PROCESS, AND ANY SERVICES PROVIDED BY OR ON BEHALF OF ANY INDEMNITEE.

3. Additional terms of certification. All determinations related to certification are in the sole discretion of B Lab, and in no event shall any Indemnitee have any liability as a result of any decision to grant or not certification for any reason. Company acknowledges that a grant of certification does not mean that B Lab endorses, verifies or certifies the accuracy of any information that has been provided to B lab in connection with the certification process. Company hereby certifies that all of the information provided to B Lab in connection with its certification are accurate and complete.

4. Limitation of liability. Except as otherwise required by law, in no event shall any of the Indemnitees be liable to Company or its agents or any third party for any special, indirect, incidental, punitive, or consequential damages, including damages or costs due to loss of profits, tax credits, economic benefits, data, loss of goodwill, or personal or other property damage regarding this Agreement or resulting from or in connection with the performance of this Agreement by any Indemnitee or in connection with certification, regardless of the cause of action or the theory of liability, whether in tort, contract, or otherwise, except in the case of gross negligence or willful misconduct by B Lab. Regardless of the foregoing, and without limiting any other provision herein, Company’s sole remedy shall be limited to a return of fees paid by Company under this Agreement and in no event shall Indemnitees, in the aggregate be liable for damages in excess of the total amount of fees paid by Company under this Agreement.

5. Governing law. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws rules. Company and B Lab hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the courts in the Commonwealth of Pennsylvania, and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of such courts for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) in the case of the Company, consent to service of process at the address set forth its profile information, with the same legal force and validity as if served upon such party personally within the Commonwealth of Pennsylvania, (iv) waive any objection to the laying of venue of any such action or proceeding in such courts and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the such courts has been brought in an improper or inconvenient forum.

6. Third parties and assignment of rights. Nothing in this Agreement shall be deemed to confer any benefit or rights on or to any person or entity other than Company and B Lab; provided however, that the Indemnitees (other than B Lab) shall be intended third-party beneficiaries to this Agreement. B Lab reserves the right to assign and/or delegate any of its rights and/or obligations in its sole discretion, including, and without limitation, the right to subcontract the performance of any services associated with certification. Company may not assign and/or delegate any of the rights and/or obligations under this Agreement.

7. Entire agreement; interpretation. This Agreement constitutes a fully integrated agreement that supersedes any and all prior agreements between B Lab and the Company concerning certification. The invalidity of any part of this Agreement shall not impair or affect the validity or enforceability of the rest of this Agreement, which shall remain in full force and effect. Any provision found to be invalid shall be more narrowly construed so that it becomes legal and enforceable. The headings used in this document are for ease of reference only and shall not in any way be construed to limit or alter the meaning of any provision. Any rule that ambiguities are construed or interpreted against the drafter of a document, or against the party for whose benefit the document is made, shall not apply. As used in this Agreement, the plural shall include the singular and the singular shall include the plural whenever appropriate.

Appendix D

Legal Requirement

1. Legal Requirement. Meet the following legal standards:

a. To maintain certification, the Company must either, 1) become a benefit corporation, or 2) become a social purpose corporation or equivalent and adopt the B Corp legal amendment 1 language, within two years after the Company’s initial certification date.

b. In the event benefit corporation or SPC or equivalent legislation is passed during the Company’s certification term, the Company will have two years from the effective date of legislation to elect benefit corporation or SPC or equivalent status.

c. If the Company does not meet the above requirements, B Lab may revoke the Company's certification or decline to recertify the Company.

Appendix E

Company Acknowledgments

1. CEO Acknowledgement of Legal Standard of Certification.

I, the undersigned Chief Executive Officer (or equivalent) of the Company acknowledge that I:

●	understand the legal standard required for certification;

●	have reviewed Section 3 “Legal Requirement” under the “Requirements for Certification” Section of the Agreement, and I understand that if the Company does not meet the above requirements, B Lab may revoke the Company's certification or decline to recertify the Company; and

●	have determined that satisfying the legal standard is in the best interests of the Company.

2. Material Progress Terms.

I, the undersigned Chief Executive Officer (or equivalent) of the Company acknowledge that I understand the following:

●	Parent/HQ entity must publicly declaring its intent to certify within four years of the initial Certification date of the first subsidiary/affiliated entity with the same name. Parent/HQ entity must be transparent on its website regarding its progress.

●	Parent/HQ entity must make material progress towards Certification every two years following the initial certification date of the first subsidiary/affiliated entity with the same name, including, but not limited to

○	Completing the scoping process with B Lab to determine the path to Certification

○	Meeting the legal requirement for the parent company

○	Completing the Disclosure Questionnaire/Background Check process with B Lab

○	Completing the B Impact Assessment(s) for the whole company

○	Improving the company’s score by 10% or more

○	Certifying a material subsidiary

○	Other pre-approved material progress

●	If the Parent/HQ entity does not meet the above requirements in said timeframe, B Lab may revoke certification for the parent company’s subsidiary/ies with the same name.

22-Mar-21
Chief Executive Officer/Director	Date

Declaration of Interdependence.

We envision a global economy that uses business as a force for good.

This economy is comprised of a new type of corporation — the Certified B Corporation — which is purpose-driven and creates benefit for all stakeholders, not just shareholders.

As B Corporations and leaders of this emerging economy, we believe:

That we must be the change we seek in the world.

That all business ought to be conducted as if people and place mattered.

That, through their products, practices, and profits, businesses should aspire to do no harm and benefit all.

To do so requires that we act with the understanding that we are dependent upon another and thus responsible for each other and future generations.

Director/Oﬃcer

22-Mar-21	Sezzle, Inc.
Date	Company

Director/Oﬃcer, B Lab Global

22-Mar-21
Date	Certification Expiration Date